UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2022

JELD-WEN HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38000	93-1273278
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2645 Silver Crescent Drive
Charlotte, North Carolina 28273
(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (704) 378-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.01 per share)	JELD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2022, JELD-WEN Holding, Inc. (the “Company”) announced the resignation of Gary S. Michel as Chair and CEO, effective August 3, 2022, and the appointment of Kevin C. Lilly as Interim CEO while the Board conducts a search for a permanent replacement. Mr. Lilly most recently served as the Company’s Executive Vice President and Chief Information Officer. David Nord, who is currently an independent director, has been elected to serve as the non-executive Chair of the Board. Mr. Nord will receive compensation for his services as non-executive Chair pursuant to the Company’s non-employee director compensation policy. The Board also reduced the size of the Board to seven directors.

Mr. Michel will receive the separation payments and benefits provided under his employment agreement for a resignation as a qualifying termination. Additionally, Mr. Michel will receive $90,411 in lieu of 30 days’ notice and a lump sum cash payment equivalent to 18 months of COBRA coverage. The restricted stock units and performance stock units granted to Mr. Michel on February 11, 2020 will vest in accordance with the terms of such restricted stock units and performance stock units (based on actual performance), as applicable, on February 11, 2023 as if Mr. Michel were still employed by the Company. Mr. Michel also will receive a lump sum cash payment of $175,000, representing the cash value of a pro-rated portion of the special restricted stock units granted to him on February 16, 2022, and he will be able to exercise any vested stock options he currently holds until three years after his separation. Following his separation, Mr. Michel will continue to be subject to certain restrictive covenants, including non-competition and non-solicitation covenants.

In connection therewith, the Company entered into an Interim CEO Amendment to Executive Employment Agreement (the “Employment Agreement”) with Mr. Lilly. The Employment Agreement provides for at-will employment until Mr. Lilly’s appointment as Interim CEO is terminated by the Board; an annual base salary of $450,000; for the time Mr. Lilly serves as Interim CEO, an annual stipend of $475,000 to be prorated and payable on a bi-weekly basis and a target annual bonus of 110% of Mr. Lilly’s base salary plus stipend (with a minimum guaranteed annual bonus for 2022 of $250,000); and target annual long-term incentive awards equal to 140% of Mr. Lilly’s base salary (and a maximum of 210% of Mr. Lilly’s base salary). In addition, Mr. Lilly is subject to certain restrictive covenants during his tenure with the Company, including two-year post-termination non-competition and non-solicitation covenants.

Mr. Lilly, age 61, joined the Company as Senior Vice President and Chief Information Officer in February 2019 and was promoted to Executive Vice President and Chief Information Officer in July 2022. Prior to joining the Company, he served as Vice President of IT at Trane Technologies (formerly Ingersoll Rand) from 2011 to 2019. Mr. Lilly received his bachelor’s degree in business administration from Houghton College and attended the executive graduate program at the Thunderbird School of Global Management.

There is no arrangement or understanding between Mr. Lilly and any other person pursuant to which Mr. Lilly has been appointed as Interim CEO. There are no family relationships between Mr. Lilly and any of the Company’s directors or executive officers, and Mr. Lilly is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release regarding these announcements and a copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press Release issued by JELD-WEN Holding, Inc. on August 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2022		JELD-WEN HOLDING, INC.

	By:	/s/ Roya Behnia
Roya Behnia
EVP, Chief Legal Officer and Corporate Affairs

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by JELD-WEN Holding, Inc. on August 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).